                                                                   EXHIBIT 99.1


                                              ----------------------------------
                                              MEDIA CONTACT:    TRICIA INGRAHAM
                                                                330-796-8517

                                              ANALYST CONTACT:  BARB GOULD
                                                                330-796-8576

                                              FOR IMMEDIATE RELEASE
                                              ----------------------------------

GOODYEAR FOURTH QUARTER 2004 RESULTS REFLECT SIGNIFICANT IMPROVEMENT

      o  RECORD SALES OF $4.8 BILLION, UP 24 PERCENT

      o  FOURTH QUARTER NET INCOME OF $125 MILLION

      o SIXTH CONSECUTIVE QUARTER OF YEAR-OVER-YEAR SEGMENT OPERATING INCOME GROWTH

      o  NEW PRODUCTS, HIGHER PRICES, STRONGER MIX HELP DRIVE SALES

         AKRON, Ohio, March 16, 2005 - The Goodyear Tire & Rubber Company today reported record sales and positive net income for the third consecutive quarter. The company also achieved stronger year-over-year segment operating income for the sixth consecutive quarter. For the full year of 2004, the company is also reporting positive net income and record annual sales.

         Goodyear reported net income of $125 million (62 cents per share) for the fourth quarter of 2004, reflecting favorable selling prices and product mix, as well as strong volume growth in the company's North American Tire business. In the 2003 fourth quarter, the company reported a net loss of $427 million ($2.44 per share). All per share amounts are diluted and all prior-period amounts are restated. Both 2004 and 2003 contained significant items that are discussed below.

         Goodyear reported fourth quarter 2004 sales of $4.8 billion, a record for any quarter and an increase of 24 percent from $3.9 billion in the year-ago period. Sales benefited from the consolidation of two subsidiaries in accordance with U.S. Financial Accounting Standards Board Interpretation No. 46 (FIN 46), improved pricing and product mix, higher volume and favorable currency translation. The two consolidated subsidiaries contributed approximately $335 million to sales. The company estimates the impact of currency translation contributed approximately $150 million to fourth quarter 2004 sales.

         Tire unit volume in 2004's fourth quarter was 55 million units, compared with 53 million units in the 2003 period. The FIN 46 consolidation added 1.6 million units to the quarter's results.

         "The success of 2004's new product introductions, price increases, richer product and brand mix, and cost reductions are reflected in these fourth quarter results," said Robert J. Keegan, chairman and chief executive officer. "During the quarter, segment operating income increased more than 50 percent compared to the 2003 quarter, demonstrating our success in focusing on profitable growth and share gains in targeted markets."

         The company's fourth quarter net income benefited from improved price and product mix, higher volume in the North American Tire business, and cost-cutting measures, partially offset by an increase in raw material costs of approximately $130 million compared to the 2003 quarter.

         Fourth quarter 2004 results included after-tax gains of $157 million (75 cents per share) from a previously announced insurance settlement, $19 million (9 cents per share) from a lawsuit settlement, $10 million (5 cents per share) from net tax adjustments and $7 million (4 cents per share) from net reversals of rationalization charges. The fourth quarter included after-tax charges of $27 million (13 cents per share) for general and product liability-discontinued products, $12 million (6 cents per share) from asset sales, including a write-down of the assets of the company's natural rubber plantation, $9 million (4 cents per share) related to external professional fees associated with Sarbanes-Oxley compliance and the restatement, and $3 million (1 cent per share) for accelerated depreciation.

         Fourth quarter 2003 results included after-tax rationalization charges of $153 million (87 cents per share), accelerated depreciation and asset write-offs of $123 million (70 cents per share) principally related to the closure of a tire plant in Huntsville, Ala. The quarter included an after-tax charge of $64 million (36 cents per share) related to provisions for general and product liability-discontinued products, and an unfavorable European labor settlement of $10 million (5 cents per share).

BUSINESS SEGMENTS

         Fourth quarter total segment operating income from the company's business units increased 56 percent, to $271 million, compared to $174 million in the 2003 period. For the year, total segment operating income more than doubled, to $1.1 billion from $511 million in 2003. See the note at the end of this release for further explanation and a reconciliation table.

NORTH AMERICAN TIRE                   FOURTH QUARTER                       TWELVE MONTHS
  (in millions)                   2004              2003               2004              2003
                                                 AS RESTATED                          AS RESTATED
Tire Units                           25.5              24.5              102.5             101.2
Sales                          $  2,017.4        $  1,669.2         $  7,854.6        $  6,745.6
Segment Operating (Loss)       $     15.8        $    (14.7)        $     31.5        $   (130.9)
Segment Operating Margin              0.8%             (0.9)%              0.4%             (1.9)%

         North American Tire's sales reached a fourth-quarter record, and were up 21 percent compared to the 2003 period. Sales increased as a result of the consolidation of T&WA in accordance with FIN 46, higher volume and improved pricing and product mix, particularly in original equipment commercial tires and in the consumer replacement market.

         Fourth quarter segment operating income was $16 million, compared to a loss of $15 million in the 2003 period. Segment operating income benefited from stronger pricing and product mix, savings achieved through rationalization programs and a favorable legal settlement. Increased volume, primarily in the consumer replacement and commercial OE markets, also contributed to positive operating income, while higher raw material costs had a negative impact of about $40 million. Higher workers' compensation costs also had a negative impact on results.

EUROPEAN UNION TIRE                     FOURTH QUARTER                          TWELVE MONTHS
  (in millions)                    2004                2003                2004                2003
                                                    AS RESTATED                             AS RESTATED
Tire Units                             15.3                15.6                62.8                62.3
Sales                          $    1,220.4        $    1,045.6        $    4,476.2        $    3,921.5
Segment Operating Income       $       57.8        $       20.3        $      252.7        $      129.8
Segment Operating Margin                4.7%                1.9%                5.6%                3.3%

         European Union Tire's sales increased 17 percent and reached a record for any quarter primarily due to stronger pricing and product mix, particularly in premium brands and the commercial OE markets, and the favorable effects of currency translation, estimated at $105 million. The company is also performing well in targeted product segments, including the emerging run-flat tire market.

         Segment operating income increased 185 percent during the quarter due to strong pricing and product mix, partially offset by higher advertising expense related to new product introductions and higher raw material costs. The 2003 quarter included an unfavorable labor settlement of approximately $13 million.

EASTERN EUROPE, MIDDLE                   FOURTH QUARTER                            TWELVE MONTHS
 EAST AND AFRICA TIRE
 (in millions)                     2004                 2003                 2004                 2003
                                                     AS RESTATED                               AS RESTATED
Tire Units                               4.5                  4.5                 18.9                 17.9
Sales                          $       350.6        $       294.2        $     1,279.0        $     1,073.4
Segment Operating Income       $        45.6        $        47.8        $       193.8        $       146.6
Segment Operating Margin                13.0%                16.2%                15.2%                13.7%

         Eastern Europe, Middle East and Africa Tire's sales reached a record for any quarter and reflected a 19 percent increase over the fourth quarter of 2003. Favorable currency translation, improved pricing and product mix resulted in the sales gain. The company estimates the effects of currency translation positively impacted sales by approximately $32 million for the quarter.

         Segment operating income decreased 5 percent as higher raw material costs more than offset stronger pricing and product mix. The company estimates the effects of currency translation had a positive impact on segment operating income of approximately $3 million for the quarter.

LATIN AMERICA TIRE                       FOURTH QUARTER                            TWELVE MONTHS
   (in millions)                    2004                2003                  2004                2003
                                                     AS RESTATED                               AS RESTATED
Tire Units                               5.0                  4.9                 19.6                 18.7
Sales                          $       335.7        $       288.9        $     1,245.4        $     1,041.0
Segment Operating Income       $        63.8        $        43.8        $       251.2        $       148.6
Segment Operating Margin                19.0%                15.2%                20.2%                14.3%

         Latin America Tire's sales reached a record for any quarter, with a 16 percent increase compared to 2003 driven by improved price and product mix, partially offset by higher raw material costs.

         Segment operating income increased 46 percent to a record for the fourth quarter due to improved pricing and product mix, partially offset by higher raw material costs.

ASIA/PACIFIC TIRE                         FOURTH QUARTER                           TWELVE MONTHS
   (in millions)                   2004                 2003                 2004                 2003
                                                     AS RESTATED                               AS RESTATED
Tire Units                               4.9                  3.4                 19.5                 13.4
Sales                          $       341.5        $       151.9        $     1,312.0        $       581.8
Segment Operating Income       $        16.6        $        13.7        $        61.1        $        49.9
Segment Operating Margin                 4.9%                 9.0%                 4.7%                 8.6%

         Asia/Pacific Tire's sales more than doubled due to the consolidation of South Pacific Tyres (SPT) in accordance with FIN 46, while segment operating income increased 21 percent.

         Segment operating income benefited from higher selling prices and improved product mix, but these gains were offset by higher raw material costs.

         The consolidation of SPT increased units, sales and segment operating income, but negatively impacted segment operating margins.

ENGINEERED PRODUCTS                      FOURTH QUARTER                            TWELVE MONTHS
   (in millions)                   2004                 2003                  2004                2003
                                                     AS RESTATED                               AS RESTATED
Sales                          $       380.3        $       312.9        $     1,470.3        $     1,203.7
Segment Operating Income       $        24.4        $        21.8        $       113.2        $        46.8
Segment Operating Margin                 6.4%                 7.0%                 7.7%                 3.9%

         Engineered Products' sales reached a record for any quarter due largely to higher volume, strong pricing and product mix related to military, industrial and heavy-duty truck markets. The favorable effects of currency translation, estimated at approximately $8 million for the quarter, also increased sales in the fourth quarter.

         Segment operating income was a fourth quarter record and increased compared to 2003 as a result of higher volume and cost reduction programs.

CHEMICAL PRODUCTS                        FOURTH QUARTER                            TWELVE MONTHS
   (in millions)                   2004                 2003                 2004                 2003
                                                     AS RESTATED                               AS RESTATED
Sales                          $       401.8        $       311.0        $     1,532.6        $     1,220.8
Segment Operating Income       $        46.5        $        40.8        $       177.0        $       120.2
Segment Operating Margin                11.6%                13.1%                11.5%                 9.8%

         Chemical Products' sales reached a fourth quarter record due to higher selling prices and favorable product mix.

        Segment operating income reached a record for any quarter as a result of higher selling prices and rationalization actions.

FULL YEAR RESULTS

         Goodyear's net sales for 2004 were a record $18.4 billion, an increase of 21 percent over $15.1 billion in 2003. Tire volume in 2004 was 223 million units, up 5 percent from 2003. Excluding the impact of FIN 46 consolidations, units increased 2 percent for the year.

         Sales increased in 2004 largely due to the consolidation of two subsidiaries, improved pricing and product mix in all of the company's business units, higher unit volume and currency translation. The company estimates that currency translation, primarily in Europe, favorably impacted sales by approximately $540 million.

         Goodyear's net income in 2004 was $115 million (63 cents per share), compared to a net loss of $807 million ($4.61 per share) in 2003. Income from the company's business segments surpassed $1 billion, and increased 111 percent compared to 2003.

         The company estimates that raw material cost increases negatively impacted 2004 earnings by $280 million, while currency translation had a positive impact of approximately $30 million.

         In addition to the fourth quarter items listed above, results for 2004 also included net after-tax charges of $39 million (21 cents per share) related to the restatement and external professional fees associated with Sarbanes-Oxley compliance, $25 million (14 cents per share) for general and product liability-discontinued products, $12 million (6 cents per share) for insurance fire loss deductibles, and a net after-tax gain of $4 million (2 cents per share) on asset sales.

         Results for 2003 included net after-tax rationalization charges of $114 million (65 cents per share), an after-tax loss of $12 million (7 cents per share) on the sale of assets and an after-tax charge of $73 million (41 cents per share) related to provisions for general and product liability-discontinued products.

         "This was an important year for our company," Keegan said, "and we are pleased with the significant improvements our associates have made. In 2003, our goal was stabilizing our North American Tire business. In 2004, we were focused on building the momentum in all seven business units. In 2005, we are positioned to accelerate our operating progress.

         "We will face challenges including original equipment cutbacks in North America, a softer Chinese original equipment consumer market, tight commercial truck supply and higher raw material costs," Keegan added, "but we have positive momentum in our markets."

RESTATEMENT

         In its 2004 Form 10-K filed earlier today, Goodyear provided details on the previously announced restatement of historical financial results. Reflected in the restatement were adjustments related to the resolution of previously disclosed accounting issues at the company's Australian affiliate, SPT.

MANAGEMENT'S REPORT ON INTERNAL CONTROLS OVER FINANCIAL REPORTING

         Goodyear has concluded that deficiencies in its internal controls related to account reconciliations and segregation of duties each constitute a "material weakness," as defined by the Public Company Accounting Oversight Board's Auditing Standard No. 2.

         "We made great progress in 2004 toward addressing the conditions that were reported in conjunction with our 2003 audit," Keegan said. "We are a stronger company as a result of these efforts and we remain committed to further strengthening our internal control structure during 2005."

         Management's report on internal controls over financial reporting and additional discussion of Goodyear's progress can be found in the company's 2004 Form 10-K.

CONFERENCE CALL

         Goodyear will hold an investor conference call at 9 a.m. EST Thursday, March 17. Prior to the commencement of the call, Goodyear will post the financial and other statistical information that will be presented on its investor relations Web site: investor.goodyear.com.

         Participating in the conference call with Keegan will be Richard J. Kramer, executive vice president and chief financial officer, and Darren R. Wells, vice president and treasurer.

         Shareholders, members of the media, and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 8:55 a.m. tomorrow. A taped replay of the conference call will be available at 2 p.m. by calling (706) 634-4556. The call replay will also remain available on the Web site.

         Goodyear is the world's largest tire company. The company manufactures tires, engineered rubber products and chemicals in more than 90 facilities in 28 countries around the world. Goodyear employs more than 80,000 people worldwide.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. Factors that may cause actual results to differ materially from those indicated by such forward-looking statements are discussed in the company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2004. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(In millions, except per share)                      THREE MONTHS                    TWELVE MONTHS
                                                     ENDED DEC. 31                   ENDED DEC. 31
                                                 2004            2003            2004            2003
                                                             AS RESTATED                     AS RESTATED
                                                             -----------                     -----------
                                                        (unaudited)
NET SALES                                     $  4,834.9      $  3,914.8      $ 18,370.4      $ 15,122.1
Cost of Goods Sold                               3,873.3         3,298.7        14,709.2        12,499.0
Selling, Administrative and
   General Expense                                 759.9           620.3         2,833.1         2,374.2
Rationalizations                                    (7.0)          161.1            55.6           291.5
Interest Expense                                   100.5            76.6           368.8           296.3
Other (Income) Expense                            (100.0)           99.0             8.2           263.4
Foreign Currency Exchange                            8.9             9.4            23.4            40.7
Equity in (Earnings) Losses of Affiliates           (2.6)            7.8            (8.4)           14.5
Minority Interest in
   Net Income of Subsidiaries                       14.4             2.0            57.8            32.8
                                              --------------------------      --------------------------
INCOME (LOSS) BEFORE INCOME TAXES                  187.5          (360.1)          322.7          (690.3)

United States and Foreign Taxes
   on Income (Loss)                                 62.9            66.9           207.9           117.1
                                              --------------------------      --------------------------
NET INCOME (LOSS)                             $    124.6      $   (427.0)     $    114.8      $   (807.4)
                                              ==========================      ==========================


PER SHARE OF COMMON STOCK - BASIC
  NET INCOME (LOSS)                           $     0.70      $    (2.44)     $     0.65      $    (4.61)
                                              ==========================      ==========================

Average Shares Outstanding                         175.5           175.3           175.4           175.3

PER SHARE OF COMMON STOCK - DILUTED
  NET INCOME (LOSS)                           $     0.62      $    (2.44)     $     0.63      $    (4.61)
                                              ==========================      ==========================

Average Shares Outstanding                         207.8           175.3           192.3           175.3

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In millions)                                                                  DEC. 31           DEC. 31
                                                                                 2004              2003
ASSETS                                                                                          AS RESTATED
                                                                                               ------------
CURRENT ASSETS:
Cash and cash equivalents                                                    $    1,967.9      $    1,546.3
Restricted cash                                                                     152.4              23.9
Accounts and notes receivable, less allowance - $144.4  ($128.9 in 2003)          3,427.4           2,616.3
Inventories
     Raw Materials                                                                  543.0             458.8
     Work in Process                                                                143.6             112.0
     Finished Product                                                             2,098.2           1,896.9
                                                                             ------------------------------
                                                                                  2,784.8           2,467.7
Prepaid expenses and other current assets                                           299.2             305.4
                                                                             ------------------------------
TOTAL CURRENT ASSETS                                                              8,631.7           6,959.6

Long term accounts and notes receivable                                             288.9             275.7
Investments in and advances to affiliates                                            34.9             184.2
Other assets                                                                         78.3              71.5
Goodwill                                                                            720.3             658.2
Other intangible assets                                                             162.6             150.4
Deferred income taxes                                                                83.4              70.5
Prepaid and deferred pension cost                                                   829.9             869.9
Deferred charges                                                                    248.1             255.9
Properties and plants,
  Less accumulated depreciation -  $7,836.5 ($7,252.7 in 2003)                    5,455.2           5,205.2
                                                                             ------------------------------
TOTAL ASSETS                                                                 $   16,533.3      $   14,701.1
                                                                             ==============================

LIABILITIES
CURRENT LIABILITIES:
Accounts payable - trade                                                     $    1,979.0      $    1,562.8
Compensation and benefits                                                         1,042.0             987.6
Other current liabilities                                                           590.3             585.2
United States and foreign taxes                                                     271.3             270.7
Notes payable                                                                       220.6             146.7
Long term debt and capital leases due within one year                             1,009.9             113.5
                                                                             ------------------------------
TOTAL CURRENT LIABILITIES                                                         5,113.1           3,666.5

Long term debt and capital leases                                                 4,449.1           4,825.8
Compensation and benefits                                                         5,063.8           4,541.7
Deferred and other noncurrent income taxes                                          405.8             380.6
Other long term liabilities                                                         582.6             464.7
Minority equity in subsidiaries                                                     846.1             854.0
                                                                             ------------------------------
TOTAL LIABILITIES                                                                16,460.5          14,733.3

SHAREHOLDERS' EQUITY
Preferred Stock, no par value:
  Authorized 50 shares, unissued                                                       --                --
Common Stock, no par value:
  Authorized 300 shares
  Outstanding Shares - 175.6 (175.3 in 2003)                                        175.6             175.3
Capital Surplus                                                                   1,391.8           1,390.2
Retained Earnings                                                                 1,069.9             955.1
Accumulated other comprehensive income (Loss)                                    (2,564.5)         (2,552.8)
                                                                             ------------------------------
TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                                                 72.8             (32.2)
                                                                             ------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                   $   16,533.3      $   14,701.1
                                                                             ==============================

TOTAL SEGMENT OPERATING INCOME RECONCILIATION TABLE (UNAUDITED)

(In millions)                                                         FOURTH QUARTER                        YEAR
                                                                       ENDED DEC. 31                    ENDED DEC. 31
                                                                         UNAUDITED
                                                                   2004            2003             2004           2003
                                                                                AS RESTATED                     AS RESTATED
TOTAL SEGMENT OPERATING INCOME                                  $    270.5      $    173.5      $  1,080.5      $    511.0
 Rationalizations and asset sales                                     (3.4)         (165.9)          (59.8)         (316.6)
 Accelerated depreciation, asset impairment
   & write-offs                                                       (3.3)         (124.1)          (10.4)         (132.8)
 Interest expense                                                   (100.5)          (76.6)         (368.8)         (296.3)
 Foreign currency exchange                                            (8.9)           (9.4)          (23.4)          (40.7)
 Minority interest in net income of subsidiaries                     (14.4)           (2.0)          (57.8)          (32.8)
 Inter-SBU income                                                    (33.7)          (29.0)         (132.8)          (87.7)
 Financing fees and financial instruments                            (26.8)          (27.5)         (116.5)          (99.4)
 Equity in earnings (loss) of corporate affiliates                      --            (7.5)            1.0           (18.3)
 General and product liability, discontinued products                (27.4)          (65.6)          (52.7)         (138.1)
 Expenses for insurance fire loss deductible                            --              --           (11.7)             --
 Professional fees associated with restatement                        (3.7)           (6.3)          (30.2)           (6.3)
 Professional fees associated with Sarbanes-Oxley                     (5.7)             --           (18.2)           (0.1)
 Environmental remediation expenditure                                (3.5)           (0.5)          (11.7)             --
 Environmental insurance settlement                                  156.6              --           156.6              --
 Other                                                                (8.3)          (19.2)          (21.4)          (32.2)
                                                                --------------------------      --------------------------
Income (Loss) before income taxes                                    187.5          (360.1)          322.7          (690.3)
US and foreign taxes on income (loss)                                 62.9            66.9           207.9           117.1
                                                                --------------------------      --------------------------
NET INCOME (LOSS)                                               $    124.6      $   (427.0)     $    114.8      $   (807.4)
                                                                ==========================      ==========================


Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company's strategic business units ("SBUs") and excludes items not directly related to the SBUs for performance evaluation purposes. Total segment operating income is the sum of the individual SBU's segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information."